Exhibit 21.1

WISCONSIN ENERGY CORPORATION
SUBSIDIARIES AS OF DECEMBER 31, 2008

The following table includes the subsidiaries of Wisconsin Energy Corporation, a diversified holding company incorporated in the state of Wisconsin, as well as the percent of ownership, as of December 31, 2008:

	State of
	Incorporation	Percent
Subsidiary (a)	or Organization	Ownership

Wisconsin Electric Power Company	Wisconsin	100%
ATC Management Inc.	Wisconsin	26.23%
American Transmission Company LLC	Wisconsin	23.03%
Bostco LLC	Wisconsin	100%

Wisconsin Gas LLC	Wisconsin	100%

Edison Sault Electric Company	Michigan	100%
American Transmission Company LLC	Wisconsin	3.20%

W.E. Power, LLC	Wisconsin	100%
Elm Road Generating Station Supercritical, LLC	Wisconsin	100%
Elm Road Services, LLC	Wisconsin	100%
Port Washington Generating Station, LLC	Wisconsin	100%

Wisvest LLC	Wisconsin	100%

Minergy LLC	Wisconsin	100%

Wispark LLC	Wisconsin	100%
CenterPoint Wispark Land Company LLC	Wisconsin	33.32%

Wisconsin Energy Capital Corporation	Wisconsin	100%

(a)	Omits the names of certain subsidiaries, which if considered in the aggregate as a single subsidiary, would not constitute a "significant subsidiary" as of December 31, 2008.
Indirectly owned subsidiaries are listed under the subsidiaries through which
Wisconsin Energy Corporation holds ownership.